As filed with the Securities and Exchange Commission on January 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gilead Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-3047598
(State of Incorporation)	(I.R.S. Employer Identification No.)

333 Lakeside Drive
Foster City, CA 94404
(Address of principal executive offices)

Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan
Option Agreement, dated August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch
(Full title of the plans)

John F. Milligan
Senior Vice President and Chief Financial Officer
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
(650) 574-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin, Esq.

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Stock Options and Common Stock (par value $.001)	1,998,177	$34.76	$69,456,633	$6,390.01

(1)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).  The offering price per share and aggregate offering price are based upon the weighted average exercise price  for shares subject to outstanding options granted pursuant to Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan and the Option Agreement, dated August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch  (the “Plans”).

(2)                                  This Registration Statement shall cover any additional shares of Common Stock which become issuable under the Plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Gilead Sciences, Inc. (“Gilead” or the “Registrant”) with the Securities and Exchange Commission  are incorporated by reference into this Registration Statement:

(a)           Gilead’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)           Gilead’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

(c)           Gilead’s Current  Reports on Form 8-K, dated January 4, 2002, December 10, 2002, December 12, 2002, December 13, 2002, and January 29, 2003; and

(d)           The description of Gilead common stock which is contained in the Registration Statement on Form 8-A filed under the Exchange Act of 1934, as amended (the “Exchange Act”) on December 22, 1992, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by Gilead pursuant to Sections 13(a), 13(c), 14 and 15(d) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

Not Applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

                The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Cooley Godward LLP, Palo Alto, California.  As of the date of this Registration Statement, certain Cooley Godward attorneys own in the aggregate approximately 4,180 shares of the Registrant’s Common Stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, Gilead has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Gilead’s Amended and Restated Certificate and Bylaws, as amended and restated (the “Bylaws”), require Gilead to indemnify its directors and executive officers, and permit Gilead to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law. The Bylaws also require Gilead to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

The Company has entered into indemnity agreements with each of its directors and executive officers.  Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions under the Delaware law and provide for indemnification under certain circumstances for acts and omissions which may not be covered by the Company’s liability insurance.

EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

EXHIBITS

Exhibit

Number

3.1(1)                                                                   Amended and Restated Certificate of Incorporation of the Registrant, as amended.

3.2(2)                                                                   Bylaws of the Registrant, as amended and restated on March 30, 1999.

4.1                                                                                 Reference is made to Exhibits 3.1 and 3.2.

4.2(3)                                                                   Amended and Restated Rights Agreement dated as of October 21, 1999 between the Registrant and ChaseMellon Shareholder Services, LLC.

5.1                                                                                 Opinion of Cooley Godward LLP

23.1                                                                           Consent of Ernst & Young LLP, Independent Auditors

23.2                                                                           Consent of Cooley Godward LLP (contained in Exhibit 5.1)

24.1                                                                           Power of Attorney (contained on the signature page)

99.1                                                                           Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan

99.2                                                                           Employment Agreement, dated as of August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, including the Option Agreement between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, dated August 5, 2002.

(1)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K405/A for the fiscal year ended December 31, 1998, and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 22, 1999, and incorporated herein by reference.

UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on January 31, 2003.

GILEAD SCIENCES, INC.

By:	/s/ John C. Martin
John C. Martin, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John C. Martin and John F.  Milligan, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Martin, Ph.D.	President, Chief Executive Officer and Director
JOHN C. MARTIN, PH.D.	(Principal Executive Officer)	January 31, 2003

/s/ John F. Milligan	Senior Vice President and Chief Financial Officer
JOHN F. MILLIGAN	(Principal Financial and Accounting Officer)	January 31, 2003

/s/ James M. Denny	Director (Chairman of the Board of Directors)	January 31, 2003
JAMES M. DENNY

/s/ Paul Berg, Ph.D.	Director	January 31, 2003
PAUL BERG, PH.D.

/s/ Cordell W. Hull	Director	January 31, 2003
CORDELL W. HULL

/s/ Etienne F. Davignon	Director	January 31, 2003
ETIENNE F. DAVIGNON

/s/ Gordon E. Moore, Ph.D.	Director	January 31, 2003
GORDON E. MOORE, PH.D.

/s/ George P. Shultz, Ph.D.	Director	January 31, 2003
GEORGE P. SHULTZ, PH.D.

/s/ Gayle E. Wilson	Director	January 31, 2003
GAYLE E. WILSON

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as amended.
3.2(2)	Bylaws of the Registrant, as amended and restated on March 30, 1999.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2(3)	Amended and Restated Rights Agreement dated as of October 21, 1999 between the Registrant and ChaseMellon Shareholder Services, LLC.
5.1	Opinion of Cooley Godward LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Cooley Godward LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page)
99.1	Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan
99.2

Employment Agreement, dated as of August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, including the Option Agreement between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, dated August 5, 2002.

(1)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and incorporated herein by reference.
(2)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K405/A for the fiscal year ended December 31, 1998, and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant’s Current Report on Form 8-K filed on October 22, 1999, and incorporated herein by reference.